Exhibit 3.55

SECOND AMENDED AND RESTATED LIMITED

LIABILITY COMPANY AGREEMENT

of

LOCAL TV, LLC

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Local TV, LLC, a Delaware limited liability company (the “Company”) is adopted and entered into as of July 10, 2008, by Local TV Holdings, LLC, a Delaware limited liability company, as sole member (the “Sole Member”).

WHEREAS, the Company was originally formed under the laws of the State of Delaware by filing a certificate of formation with the Secretary of State of the State of Delaware on December 11, 2006 (the “Certificate of Formation”);

WHEREAS, the Managing Member and the other Members at the time entered into that certain Limited Liability Company Agreement of the Company, dated as of May 7, 2007 (as amended and restated on April 25, 2008, the “Amended and Restated LLC Agreement”);

WHEREAS, in connection with a reorganization of the Company’s corporate structure and pursuant to that certain Contribution Agreement, dated as of July 10, 2008, by and among the Sole Member, the Company and the then-current Members and Warrant Holder (as defined in the Amended and Restated LLC Agreement), the Sole Member has become the record and beneficial holder of all of the Class A Investor Interests and Class B Investor Interests (as defined in the Amended and Restated LLC Agreement);

WHEREAS, the Sole Member desires to simplify the capital structure of the Company and in connection therewith, desires to contribute all of its Class A Investor Interests and Class B Investor Interests in the Company to the Company in exchange for the membership interests set forth opposite its name on Schedule I; and

WHEREAS, pursuant to Section 12.1 of the Amended and Restated LLC Agreement, the Sole Member desires to amend and restate the Amended and Restated LLC Agreement as set forth herein.

NOW, THEREFORE, the Sole Member amends and restates the Amended and Restated LLC Agreement in its entirety as follows:

ARTICLE I

ORGANIZATIONAL AND OTHER MATTERS

1.1 Name. The name of the Company is Local TV, LLC.

1.2 Purpose. The purpose of the Company is (i) to engage in any lawful act or activity for which limited liability companies may be organized under the Act as determined by the Sole Member and any additional members (such members, along with the Sole Member, the “Members”) and (ii) to engage in any and all activities necessary or incidental to the foregoing as determined by the Members. The Company shall have the authority to take all actions necessary or convenient to accomplish its purpose and operate its business as described in this Section 1.2.

1.3 Registered Office and Agent. The Company shall maintain a Delaware registered office and have Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware, 19808 serve as the registered agent for the service of process as required by the Act. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Company shall promptly designate a registered agent or file a notice of change of address, as the case may be.

1.4 Principal Office. The Company shall have a single principal office which shall at all times be located within the United States. The principal office shall be located at such place as shall be designated by the Members of the Company, which may thereafter be changed from time to time.

1.5 Formation; Continuation. The Company was formed on December 11, 2006, pursuant to the provisions of the Delaware Limited Liability Company Act (6 Del. C. § 18-10 et seq.) (the “Delaware Act”), upon the filing of the Certificate of Formation. The Sole Member hereby agrees that the Company shall be governed by the Delaware Act and this Agreement, and the rights, duties and liabilities of the Members shall be as provided in the Delaware Act and this Agreement; provided, however, that in the event of any inconsistencies in the rights and obligations of the Members under the Delaware Act and this Agreement, then to the maximum extent permitted by the law, the terms of this Agreement shall control.

1.6 Members. The Company presently has one member. The name and the mailing address of the Sole Member is as follows:

Local TV Holdings, LLC

1717 Dixie Highway #650

Ft. Wright, Kentucky, 41011

1.7 Contribution and Exchange. The Sole Member hereby contributes 133,400,000 Class A Investor Interests and 14,171,082 Class B Investor Interests, representing all of the outstanding interests and warrants to purchase interests in the Company, to the Company in exchange for 100 membership interests in the Company, and the Company hereby cancels and terminates such Class A Investor Interests, Class B Investor Interests and the Warrant Agreement, dated as of April 25, 2008, by and among the Company, the Warrant Holders and the Members named therein.

ARTICLE II

MANAGEMENT; EXCULPATION AND INDEMNIFICATION

2.1 Management and Control of the Company Generally. The business and affairs of the Company shall be managed, operated and controlled by or under the direction of the Board of Directors of the Company (the “Company Board”). The Company Board shall have, and is hereby granted, the full and complete power, authority and discretion for, on behalf of and in the name of the Company, to perform all contracts and other undertakings that it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company.

2.2 Powers of the Company Board. The Company Board shall have the right, power and authority, in the management of the business and the affairs of the Company, to do or cause to be done any and all acts, at the expense of the Company, as may be deemed by the Company Board to be necessary or appropriate to effectuate the business, purposes and objectives of the Company. The power and authority of the Company Board shall include the power and authority to do the following with respect to the Company in its sole and absolute discretion:

(a) to cause the Company to employ and engage agents, employees, advisers, consultants and counsel (including any custodian, investment banker, accountant, attorney, corporate fiduciary, bank or other financial institution, or any other agents, employees or Persons who may serve in such capacity for the Company Board) and to designate, in the sole discretion of the Company Board, any employees or agents as officers of the Company, each of whom shall serve at the pleasure of the Company Board, to carry out any activities that the Company Board is authorized or required to carry out under this Agreement, as and to the extent authorized by the Company Board, including to represent the Company in its dealings with third parties, to execute any kind of document or contract on behalf of the Company, to propose, approve or disapprove of or take action for and on behalf of the Company with respect to the operations of the Company, or to undertake some or all of the general management, financial accounting and record keeping or other duties of the Company Board;

(b) to admit additional Persons as Members to the Company, to issue membership interests to such Persons or existing Members;

(c) to terminate the employment of any employee of the Company, with or without cause, at any time;

(d) to make all decisions regarding the incurrence and payment of Expenses;

(e) to establish and maintain reserves for current or future Expenses and other liabilities of the Company (including contingent liabilities, known or unknown);

(f) to cause the Company to borrow money or to obtain credit from banks, other lending institutions or any other Person, including the Members and their Affiliates, and pursuant to loan agreements or any other type of instrument, for any purpose of the Company;

(g) to cause (i) a sale or other disposition of any portion of the Company’s business or assets or (ii) the Company to enter into any joint venture or company arrangement, or any merger, consolidation or other business combination of the Company with any Person;

(h) to acquire, own, lease, sublease, manage, hold, deal in, control or dispose of any interests or right in personal property or real property;

(i) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships (including the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including the power to be admitted as a member or appointed as a manager thereof and to exercise the rights and perform the duties created thereby), or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

(j) to cause the Company to sue, file complaints and defend and participate in administrative or other proceedings, in its name;

(k) to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease of any assets of the Company in the name of the Company;

(l) to pay, collect, compromise, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company;

(m) to make, execute, assign, acknowledge and file on behalf of the Company any and all documents or instruments of any kind which the Company Board may deem necessary or appropriate in carrying out the purposes and business of the Company; and any Person dealing with the Company Board shall not be required to determine or inquire into its authority or power to bind the Company or to execute, acknowledge or deliver any and all documents in connection therewith;

(n) to assume obligations, enter into contracts, including contracts of guaranty or suretyship, incur liabilities, lend money and otherwise use the credit of the Company, and to secure any of the obligations, contracts or liabilities of the Company, by mortgage, pledge or other encumbrance of all or any part of the property and income of the Company;

(o) to invest funds of the Company;

(p) to qualify the Company to do business in any state, territory, dependency or foreign country; and

(q) to possess and exercise all other rights and powers incidental to any of the foregoing or to the management of the business and the affairs of the Company.

2.3 The Company Board.

(a) The number of directors that shall constitute the Company Board shall be six (6) directors (each such director, a “Director”) or such other number of directors as shall, from time to time, be fixed by the Sole Member, and each director elected shall hold office until his successor is elected and qualified.

(b) Directors shall, except as otherwise required by statute or by the Certificate of Formation, be appointed the Sole Member.

(c) Unless otherwise provided in the Certificate of Formation, as it may be amended, vacancies and newly created directorships resulting from any increase in the authorized number of Directors may be filled by a majority of the Directors then in office, though less than a quorum, or by a sole remaining Director, and the Directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no Directors in office, then an appointment of directors may be held in the manner provided in Section 2.3(b).

2.4 Meetings of the Company Board.

(a) The Company Board shall hold regular meetings at such times and places as shall be deemed appropriate by the Chairman or a majority of the Directors. Any Director unable to attend in person for any reason may participate in a meeting of the Company Board by telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear one another, and such participation shall constitute presence in person at such meeting. Special meetings of the Company Board may be called at any time by any Director.

(b) Unless waived by all of the Directors in writing (before or after a meeting), prior written notice, either personally, by facsimile or by U.S. mail, of any meeting of the Company Board shall be given to each Director at least two (2) Business Days before the date of such meeting, which notice shall specify the purpose of the meeting. Notice of any meeting need not be given to any Director who shall agree, either before or after such meeting, to a waiver of notice. Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except when the Director attends the meeting for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting is not properly called or convened.

2.5 Committees of the Company Board. The Company Board may establish (a) an audit committee, which shall be responsible for (i) reviewing the Company’s accounting practices, (ii) recommending to the Company Board the engagement of the Company’s or any of its subsidiaries’ independent public accountant and (iii) performing such functions as are customarily performed by an audit committee, (b) a compensation committee, which(shall be responsible for (i) determining the compensation and benefits of the executive officers of the Company, (ii) establishing and administering any compensation or bonus program offered by the Company or any of its subsidiaries and (iii) performing such functions as are customarily performed by a compensation committee and (c) any other committees as it deems necessary or appropriate. Each such committee shall exercise those powers of the Company Board delegated to it by the Company Board.

2.6 Quorum; Voting. At all meetings of the Company Board a majority of the Directors shall constitute a quorum for the transaction of business and any act of a majority of the Directors present at any meeting at which there is a quorum shall be an act of the Company Board, except as may be otherwise specifically provided by statute or by the Certificate of Formation. If a quorum is not present at any meeting of the Company Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

2.7 Procedural Matters of the Company Board.

(a) Directors may participate in a meeting of the Company Board by telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear one another, and such participation shall constitute presence in person at such meeting.

(b) Any action required or permitted to be taken at any meeting of the Company Board may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the actions is signed by a majority of the Directors. A written consent delivered pursuant to this Section 2.7(a) shall be filed with the minutes of the proceedings of the Company Board.

(c) The Company Board shall cause to be kept a book of minutes of all of its actions by written consent and in which there shall be recorded with respect to each meeting of the Company Board the time and place of such meeting, whether regular or special (and if special, how called), the names of those present and the proceedings thereof.

(d) The Chairman of the Company. Board (the “Chairman”) shall be elected by the Company Board and shall preside over such meeting, or, if the Chairman is unable to attend or participate in such meeting, at each meeting of the Company Board, a majority of the Directors present shall appoint any Director to preside at such meeting. The initial Chairman shall be Benjamin Diesbach. The Secretary of the Company shall act as secretary at each meeting of the Company Board. In case the Secretary shall be absent from any meeting of the Company Board, any Assistant Secretary of the Company shall perform the duties of secretary at such meeting or the person presiding at the meeting may appoint any Person to act as secretary of the meeting.

2.8 WAIVER OF FIDUCIARY DUTIES OF THE DIRECTORS. TO THE FULLEST EXTENT PERMITTED BY LAW AND NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY OTHER AGREEMENT CONTEMPLATED HEREIN OR APPLICABLE PROVISIONS OF LAW OR EQUITY OR OTHERWISE, THE PARTIES HERETO HEREBY AGREE THAT PURSUANT TO THE AUTHORITY OF SECTIONS 18-1101(c)-(e) OF THE DELAWARE ACT, THE PARTIES HERETO HEREBY ELIMINATE ANY AND ALL FIDUCIARY DUTIES A DIRECTOR MAY HAVE TO SUCH PARTIES AND HEREBY AGREE THAT THE DIRECTORS SHALL HAVE NO FIDUCIARY DUTY TO THE COMPANY OR ANY OTHER MEMBER OR OTHER PARTY TO THIS AGREEMENT; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT ELIMINATE THE IMPLIED CONTRACTUAL COVENANT OF GOOD FAITH AND FAIR DEALING, TO THE EXTENT SUCH COVENANTS ARE NOT WAIVABLE UNDER SECTIONS 18-1101(c)-(e) OF THE DELAWARE ACT. In furtherance of the foregoing, the parties hereto hereby agree that, (a) each Director is permitted to have, and may presently or in the future have, investments or other business relationships with entities engaged in the business of the Company, and in related businesses other than through the Company (an “Other Business”), and have and may develop a strategic relationship with businesses that are and may be competitive with the Company, (b) no Director will be prohibited by virtue of its investment in the Company, if any, from pursuing and engaging in any such activities, (c) no Director will be obligated to inform the Company or the other Members of any such opportunity, relationship or investment, (d) the involvement of a Director in any Other Business will not constitute a conflict of interest by such Persons with respect to the Company, and (e) no Director shall have any duty or obligation to bring any “corporate opportunity” to the Company, regardless of whether such opportunity is, from its nature, in the line of the Company’s business, is of practical advantage to the Company or is one that the Company is financially able to undertake.

2.9 Officers.

(a) The officers of the Company shall be the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, President, Vice President, Secretary and Assistant Secretary and such other officers as shall from time to time be elected or appointed by the Company Board. Unless such officer’s term expires earlier as a result of such officer’s death, resignation or removal, each such officer shall hold the offices indicated thereon for a term expiring on the later to occur of the first meeting of the Company Board or the date upon which such officer’s successor is elected and qualified.

(b) All of the officers of the Company shall report to, and be subject to the direction and control of, the Company Board and shall have such authority to perform such duties relating to the management of the Company as designated by the Company Board or as may be provided in this Agreement.

(c) Chief Executive Officer. The Chief Executive Officer, if one is elected, shall have such powers and shall perform such duties as the Company Board may from time to time designate.

(d) President. The President shall, subject to the direction of the Company Board and the Chief Executive Officer, have general supervision over the business of the Company and other duties incident to the office of President, and any other duties as may from time to time be assigned to the President by the Company Board. If there is no Chairman, the President shall preside, when present, at all meetings of stockholders and the Company Board.

(e) Vice Presidents. Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents) and Assistant Vice Presidents shall have such powers and perform such duties that may from time to time be assigned by the President or the Company Board.

(f) Secretary and Assistant Secretaries. The Secretary shall attend all meetings of the Company Board, record all the proceedings of the meetings of the Company Board in a book to be kept for that purpose and perform like duties for committees of the Company Board, when required. In the absence of the Secretary from any such meeting, an Assistant Secretary, or if such person is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof. The Secretary shall give, or cause to be given, notice of all special meetings of the Company Board and perform such other duties as may be prescribed by the Company Board or by the President. The Secretary or an Assistant Secretary may also attest all instruments signed by the President or any Vice President. The Secretary shall have charge of all the books, records and papers of the Company relating to its organization and management, see that the reports, statements and other documents required by applicable law are properly kept and filed and, in general, perform all duties incident to the office of Secretary of a corporation and such other duties as may from time to time be assigned to the Secretary by the Company Board or the President.

(g) Chief Financial Officer. The Chief Financial Officer shall have charge and custody of and be responsible for, all funds, securities and notes of the Company, receive and give receipts for moneys due and payable to the Company from any sources whatsoever; deposit all such moneys and valuable effects in the name and to the credit of the Company in such depositaries as may be designated by the Company Board, against proper vouchers, cause such funds to be disbursed by checks or drafts on the authorized depositaries of the Company signed in such manner as shall be determined by the Company Board and be responsible for the accuracy of the amounts of all moneys so disbursed, regularly enter or cause to be entered in books or other records maintained for the purpose full and adequate account of all moneys received or paid for the account of the Company, have the right to require from time to time reports or statements giving such information as the Chief Financial Officer may desire with respect to any and all financial transactions of the Company from the officers or agents transacting the same, render to the President or the Company Board, whenever the President or the Company Board shall require the Chief Financial Officer so to do, an account of the financial condition of the Company and of all financial transactions of the Company, disburse the funds of the Company as ordered by the Company Board and, in general, perform all duties incident to the office of Chief Financial Officer of a company and such other duties as may from time to time be assigned to the Chief Financial Officer by the Company Board or the President.

(h) Chief Operating Officer. The Chief Operating Officer, if one is elected, shall be the chief operating officer of the Company and shall be subject to the control of the Chief Executive Officer and the Company Board, The Chief Operating

Officer shall perform all duties incident to the office of Chief Operating Officer that are not inconsistent with the express terms of this Agreement and all such other duties as may from time to time be assigned to him by the Chief Executive Officer or the Company Board or the President.

(i) The officers, to the extent of their powers set forth in this Agreement or as delegated to them by the Company Board, are agents of the Company for the purpose of operating the business of the Company, and the actions of the officers taken in accordance with such powers shall bind the Company.

(j) Any Person dealing with the Company may rely upon a certificate signed by an appropriate officer as to:

(i) the identity of any Member or officer;

(ii) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the officer or in any other manner germane to the affairs of the Company;

(iii) the Persons who are authorized to execute and deliver any instrument or document of or on behalf of the Company; or

(iv) any act or failure to act by the Company or any other matter whatsoever involving the Company or any Member.

2.10 Exculpation and Indemnification.

(a) Exculpation. An Exculpated Person shall not be liable, in damages or otherwise, to the Company or any Member for any act performed or omitted by an Exculpated Person arising out of or in connection with this Agreement, the Company’s operations or affairs, except if such act or omission constitutes willful misconduct or fraud.

(b) Indemnification. The Company, to the fullest extent permitted by applicable law, shall indemnify and hold harmless each Indemnified Person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding brought by or against the Company or otherwise; whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor, by reason of the fact that such Indemnified Person is or was a Member, Affiliate, Director, officer, employee or agent of the Company, or that such Indemnified Person is or was serving at the request of the Company as a partner, member, director, officer, trustee, employee or agent of another Person, against all expenses, including attorneys’ fees and disbursements, judgments, fines and amounts paid in settlement actually and reasonably incurred by such

Indemnified Person in connection with such action, suit or proceeding. Notwithstanding the foregoing, no indemnification shall be provided to or on behalf of any Indemnified Person if a judgment or other final adjudication adverse to such Indemnified Person establishes that his or her acts constituted willful misconduct or fraud. An Indemnified Person shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any act or omission of such Indemnified Person pursuant to such advice shall in no event constitute willful misconduct or fraud.

(c) Expenses. Expenses incurred by an Indemnified Person in defense or settlement of any claim or liability that may be subject to a right of indemnification hereunder shall be advanced by the Company prior to the final disposition thereof, at the election of the Company, upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be finally judicially determined that the Indemnified Person is not entitled to be indemnified hereunder.

(d) Non-Exclusivity. The indemnification provided by this Section 2.10 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement, determination of the Company Board or otherwise. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 2.10 shall continue as to an Indemnified Person who has ceased to be a Member, officer, employee or agent (or other Person indemnified hereunder) and shall inure to the benefit of the successors, assigns, executors, administrators, legatees and distributees of such Person.

(e) Survival. The provisions of this Section 2.10 shall be a contract between the Company or the Members, as the case may be, on the one hand, and each Indemnified Person who served in such capacity at any time while this Section 2.10 is in effect, on the other hand, pursuant to which the Company, the Members and each such Indemnified Person intend to be legally bound. No repeal or modification of this Section 2.10 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon such state of facts. The provisions of this Section 2.10 shall survive the dissolution, liquidation and termination of the Company, as well as the termination, dissolution, liquidation or insolvency of any Indemnified Person entitled to exculpation or indemnification hereunder.

ARTICLE III

CAPITAL CONTRIBUTIONS; DISTRIBUTIONS

3.1 Capital Contributions. The Members shall contribute capital to the Company from time to time as the Sole Member shall require with such capital contribution being made by the Members pro rata in accordance with their membership interests.

3.2 Distributions. The Members will receive distributions if, upon winding up of the Company, the assets or proceeds available exceed the amount required for the payment and discharge of all of the Company’s debts and liabilities. Other than as stated above, distributions to the Members shall be in the discretion of the Sole Member. The Sole Member may, in its discretion, make distributions to a Member which may include a return of all or any part of the Member’s contribution. The Members have no right to demand or receive property other than cash from the Company in return for their capital contributions.

ARTICLE IV

MEMBERS; INTERESTS

4.1 Assignments of Interest of a Member. A Member may assign in whole or part such Member’s membership interest in the Company only with the consent of the Sole Member.

4.2 Withdrawal or Resignation. A Member may withdraw from the Company in accordance with the Act.

4.3 Admission of Additional Members. One or more additional Members of the Company may be admitted to the Company with the consent of the Sole Member or, if at such time there shall be additional Members, all of the Members.

4.4 Liability of Members.

(a) The Members shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

(b) The Sole Member exercising management powers or responsibilities for or on behalf of the Company shall not have personal liability to the Company or its members for damages for any breach of duty in such capacity, provided that nothing in this Section 19(b) shall eliminate or limit the liability of the Sole Member if a judgment or other final adjudication adverse to the Sole Member establishes that the Sole Member’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or that the Sole Member personally gained through such act or omission a financial profit or other advantage to which the Sole Member was not legally entitled.

ARTICLE V

DISSOLUTION

5.1 Dissolution. The Company shall dissolve, and its affairs shall be wound up (unless the Sole Member or, if at such time there shall be additional Members, all of the Members, agree to continue the business), upon the first to occur of the following:

(a) the unanimous consent of all the Members to dissolve the Company; or

(b) the assignment, sale, transfer or other disposition, (including dispositions by operation of law) of all of the Company’s assets.

ARTICLE VI

GENERAL PROVISIONS

6.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the principles of conflicts of laws of such State.

6.2 Bank Accounts. Funds of the Company shall be deposited in a Company account or accounts in the bank or banks as selected by the Company. Withdrawals from these bank accounts shall only be made by (i) the Sole Member or (ii) such other parties as may be approved by the Sole Member.

6.3 Amendments. Amendments to this Agreement may be made only with the consent of the Sole Member or, if at such time there shall be additional Members, all the Members.

6.4 Definitions.

The following defined terms used in this Agreement shall have the respective meanings specified below:

“Affiliate” of any Person shall mean any other Person who directly or indirectly Controls or is Controlled by, or under direct or indirect common Control with, such Person.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Exculpated Person” shall mean (i) the Company Board and any Directors, (ii) any officer of the Company, (iii) any Member and such Member’s Affiliates and (iv) any member, manager, partner, stockholder, officer, director, employee or agent of any of the foregoing.

“Expenses” shall mean all costs and expenses of the Company.

“Indemnified Person” shall mean (i) the Company Board and any Directors, (ii) any officers of the Company, (iii) any Member and such Member’s Affiliates and (iv) any employees or agents of the Company.

“Person” shall mean a corporation, an association, a partnership (general or limited), a limited liability company, a limited liability company, a business trust, an organization, or other legal entity, an individual, a government or political subdivision thereof or a governmental agency.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

SOLE MEMBER:

LOCAL TV HOLDINGS, LLC

By:	/s/ Kevin G. Levy
Name:	Kevin G. Levy
Title:	Vice President

[Signature Page to Second A&R LLC Agreement]

Schedule I

As of July 10, 2008

Members	Number of Membership Interests
Local TV Holdings, LLC	100